EXHIBIT 99.1

Johnson Outdoors Reports Increased Sales & Operating Profit for 2012 Fiscal Third Quarter

RACINE, Wis., Aug. 1, 2012 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, reported double-digit growth in operating profit and net income as successful new products delivered solid revenue gains in the Company's 2012 fiscal third quarter ending June 29, 2012.

"Three years ago we set a goal to grow profits faster than sales amid a gradual recovery of outdoor recreation markets. While markets remain below pre-recession levels, impressive third quarter results demonstrate the significant progress we've made in leveraging our strengths to maximize market opportunities and address challenges with heightened energy and discipline," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Going forward, we expect meaningful innovation to continue to drive growth in technology-driven Marine Electronics and Diving segments, and play a central role in efforts to recapture leadership positions in specialty camping and paddling channels where our targeted outdoor enthusiasts shop. Future investments will reflect our commitment to delivering enhanced value for our brands, our customers and shareholders long-term."

THIRD QUARTER RESULTS

Third fiscal quarter results reflect in-season replenishment orders for the Company's warm-weather outdoor recreation products. Strong performance in North America and Asia markets more than offset declines in Southern Europe. Total Company revenue during the third fiscal quarter was $128.6 million, a 5 percent increase over net sales of $122.5 million in the prior fiscal year quarter, with new products generating more than 40 percent of total Company net sales. Currency translation had a negative 2 percent, or $2.5 million, impact on sales. Key highlights in the quarter were:

  Double-digit growth in Minn Kota® and Cannon® brands propelled a 9 percent increase in Marine Electronics revenue.
  Growth in the Old Town® brand led to a 1 percent uptick in Watercraft revenue.
  A sharp rise in military sales due to pacing of orders accounted for an 8 percent upswing in Outdoor Gear revenue.
  Diving revenue declined 5 percent due to unfavorable currency translation which had a negative 7 percent, or $1.7 million, impact on sales.

Total Company operating profit during the quarter was $14.2 million, a 20 percent increase over the prior fiscal year quarter, due to higher volume, strong margins and improved efficiency. On July 11, 2012, the Company announced the restructuring of Watercraft U.S. and European operations to realize estimated annual savings of $2 million by the end of fiscal 2014. Restructuring and other costs related to the action were $1.2 million in the current quarter. The Company expects additional charges between $0.8 and $1.3 million over the next twelve months. Third quarter net income of $9.0 million, or $0.91 per diluted share, marked an 11 percent increase over the prior year.

YEAR-TO-DATE  RESULTS

Total Company year-to-date revenue for the fiscal nine-month period was $337.5 million, a 2 percent increase over the prior year. Growth in Marine Electronics' brands more than offset declines in the Company's Outdoor Gear and Diving segments.  Successful new products across all units delivered nearly half of total Company net sales in the current nine-month period. Key factors impacting year-to-date revenue comparisons were:

  Growth in Minn Kota®, Humminbird® and Cannon® brands in all channels.
  Old Town® and Carlisle® sales drove a modest 1 percent increase in Watercraft revenue.
  A 27 percent decline in military sales year-over-year drove a 13 percent decline in Outdoor Gear revenue.
  Solid growth in North America and Asia markets could not offset the impact of unfavorable currency translation and depressed Southern European markets in Diving.

Total Company operating profit was $24.5 million in the nine-month period, a 12 percent increase compared to the same prior year period.  A favorable settlement in the second quarter of a long-standing insurance coverage dispute added $3.5 million to operating profit during the year-to-date period. While net income benefitted from a 29 percent reduction in interest expense year-over-year, net earnings declined 13 percent during the period due primarily to accounting for applicable domestic and international taxes. As previously reported, the Company's recent history of income generation and future profit expectations led to a reversal of its U.S. tax valuation allowance in the 2011 fiscal fourth quarter. In the current year-to-date period, valuation allowances in those countries where losses occurred preclude the Company from realizing any tax benefit on the loss. The combination of these two factors resulted in a significant year-over-year increase in the Company's effective tax rate which reduced year-to-date net income by $8.3 million.

OTHER FINANCIAL INFORMATION

The Company's debt level was $12.5 million at the end of the fiscal third quarter versus $22.7 million at the end of the prior year quarter. Cash, net of debt, was $26.3 million as of June 29, 2012 compared to $7.7 million as of July 1, 2011. Depreciation and amortization was $9.2 million year-to-date, compared to $7.7 million during the first nine months of the prior year. Capital spending totaled $8.9 million during the first nine months of fiscal 2012 compared with $6.0 million in same period in 2011 due to increased investment in Marine Electronics. The Company has experienced continuing declines in interest expense for eleven straight quarters for a favorable impact on net income each fiscal period.

"Margins held firm as demand in Marine Electronics and Diving brands and innovation outpaced price discounting by competitors," said  David W. Johnson, Vice President and Chief Financial Officer. " Rigorous balance sheet management remains a top priority. Working capital declined $12 million and every business was in a cash generating position for the quarter,"

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Wednesday August 1, 2012.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine melectronics; LakeMaster® electronic charts;  SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 29 2012	July 1 2011	June 29 2012	July 1 2011
Net sales	$ 128,595	$ 122,481	$ 337,497	$ 330,045
Cost of sales	74,348	71,953	201,622	195,904
Gross profit	54,247	50,528	135,875	134,141
Operating expenses	40,025	38,718	111,391	112,242
Operating profit	14,222	11,810	24,484	21,899
Interest expense, net	581	963	1,963	2,779
Other (income) expense, net	(403)	1,741	(1,699)	2,078
Income before income taxes	14,044	9,106	24,220	17,042
Income tax expense	5,049	988	10,886	1,675
Net income	$ 8,995	$ 8,118	$ 13,334	$ 15,367
Diluted average common shares outstanding	9,394	9,291	9,373	9,293
Net income per common share - Basic and Diluted	$ 0.91	$ 0.83	$ 1.35	$ 1.58
Segment Results
Net sales:
Marine electronics	$ 70,223	$ 64,172	$ 198,250	$ 186,016
Outdoor equipment	12,222	11,322	27,949	32,059
Watercraft	22,165	21,855	46,710	46,106
Diving	24,051	25,400	64,907	66,511
Other/eliminations	(66)	(268)	(319)	(647)
Total	$ 128,595	$ 122,481	$ 337,497	$ 330,045
Operating profit (loss):
Marine electronics	$ 12,165	$ 8,994	$ 26,555	$ 22,194
Outdoor equipment	1,522	1,597	2,101	3,750
Watercraft	506	1,061	1,109	(14)
Diving	2,630	2,179	4,239	3,323
Other/eliminations	(2,601)	(2,021)	(9,520)	(7,354)
Total	$ 14,222	$ 11,810	$ 24,484	$ 21,899
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 38,745	$ 30,325
Accounts receivable, net			77,012	80,921
Inventories, net			67,018	73,690
Total current assets			196,732	192,660
Total assets			274,908	257,997
Short-term debt			3,490	10,151
Total current liabilities			73,296	74,791
Long-term debt			8,470	12,520
Shareholders' equity			173,669	152,178
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600